SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K
___________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):   March 11, 2010

MagneGas Corporation
(EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

Delaware	26-0250418
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

150 Rainville Rd Tarpon Springs, FL 34689	34689
(Address of principal executive offices)	(Zip Code)

(Former name, former address, if changed since last report)

(727) 934-3448
 (ISSUER TELEPHONE NUMBER)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Agreement

On March 8, 2010, MagneGas Corporation (the “Company”) received $950,000 toward the $1,900,000 purchase of a Plasma Arc FlowTM Refinery from DDI Industries (“DDI”), based in Bejing, China. In addition, DDI signed a Letter of Intent (“LOI”) to acquire the exclusive MagneGasTM Technology and manufacturing rights for the Greater China market. As compensation DDI would directly invest $2,000,000 in the Company.  DDI would create a new China-based Joint Venture company (“MagneGas China”) to house and administer the rights; DDI would seek to take this Joint Venture company public in the Asian market in the future. DDI would grant to MagneGas Corp. 20% of MagneGas China.  MagneGas CEO Dr. Ruggero Santilli would receive a full voting seat on the MagneGas China Board of Directors.

Per the terms of the purchase agreement, DDI must inspect and approve the refinery before DDI is obligated to pay the remaining $950,000. However, it may not take possession of the refinery until MagneGas has received this final one-time payment.

Per the terms of the LOI, DDI has until June 30, 2010, with an option to extend the deadline for additional 6 months, to complete at-once and in-full its intended $2,000,000 investment in the Company; if it does not do so before that date the LOI is rendered void and the Company retains exclusive MagneGasTM Technology and manufacturing rights to the Greater China market (i.e. Mainland China, Taiwan, Hong Kong, Singapore and Macao). Should DDI complete this investment it would also receive a seat on the Company’s Board of Directors.

Item 9.01 Financial Statements and Exhibits

a)	Not applicable.
b)	Not applicable.
c)	Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

MagneGas Corporation

Dated: March 11, 2010	/s/ Dr. Ruggero Maria Santilli
Dr. Ruggero Maria Santilli
Chief Executive Officer